EXHIBIT (n)(1)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Pre-effective Amendment No. 1 to Registration Statement No. 333-139654 of Old Mutual 2100 Absolute Return Institutional Fund, L.L.C. on Form N-2 of our report for Old Mutual 2100 Absolute Return Master
Fund, L.L.C. dated October 17, 2006 and Old Mutual 2100 Absolute Return Institutional Fund, L.L.C. dated March 12, 2007, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the caption "Independent Registered Public Accounting Firm" in the Prospectus.



/s/ ANCHIN, BLOCK & ANCHIN
------------------------------
By: Anchin, Block & Anchin LLP
1375 Broadway
New York, New York 10018

March 20, 2007